Exhibit 77Q1(a) - Articles of Amendment to Registrant's Charter, dated February 12, 2008, filed via EDGAR herewith.


                     THE ZWEIG FUND, INC.
                    ARTICLES OF AMENDMENT


		THE ZWEIG FUND, INC., a Maryland corporation having its principal office in Baltimore City, Maryland
(the "Corporation"), certifies:

		FIRST: The Charter of the Corporation is hereby amended by changing the first sentence of paragraph (1) of
Article V of the Articles of Incorporation (as heretofore amended) so as to increase the total number of shares of capital stock that the Corporation shall have authority to issue to Two Hundred Million (200,000,000) shares, of the par value of ten cents ($.10) per share and of the aggregate par value of Twenty Million Dollars
($20,000,000), all of which shares are designated Common
Stock. Article V, paragraph (1) is hereby restated as follows:

"(1) The total number of shares of capital stock that the Corporation shall have authority to issue is Two Hundred Million
(200,000,000) shares, of the par value of ten cents ($.10) per share and of the aggregate par value of Twenty Million dollars ($20,000,000), all of which Two
Hundred Million (200,000,000) shares are designated Common Stock. The Board of
Directors, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the charter of the Corporation to increase or decrease, from time to time, the aggregate number of shares of Common Stock that the Corporation has authority to issue."

		SECOND: The Amendment of the Charter as hereinabove set forth was duly advised and approved by a majority of the entire Board of Directors and is limited to a change expressly authorized by Section 2-607(a)(2)(ii) of the Maryland General Corporation Law to be made without action by the stockholders.

		THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to these Articles of Amendment was One Hundred Million
(100,000,000) shares of Common Stock, having a par value of ten cents ($.10) per share. The aggregate par value of all shares of stock was Ten Million Dollars ($10,000,000).

		FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to these Articles of Amendment is Two Hundred Million (200,000,000) shares of Common Stock, having a par value of ten cents ($.10) per share. The aggregate par value of all shares of stock is Twenty Million dollars ($20,000,000).

		FIFTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate action of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

		IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed and its name and on its behalf by its President and attested to by its Secretary on this 12th day of February, 2008.


ATTEST:                              THE ZWEIG FUND, INC.

/s/ Kevin Carr                       By:  /s/ George R. Aylward
Kevin Carr, Secretary                George R. Aylward,
                                     President